EXHIBIT 99.1

For Immediate Release	Contact: Investor Relations Solebury Communications Group LLC Duff Anderson 678-421-3800

PRIMEDIA REPORTS FOURTH QUARTER AND FULL YEAR 2008 RESULTS

– Announces Regular Quarterly Dividend –

ATLANTA (March 12, 2009) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of print, Internet and mobile solutions to help consumers find a place to live, today reported results for the fourth quarter and full year ended December 31, 2008.

Fourth Quarter Highlights

•	Total revenue of $73.4 million, representing a $5.7 million year-over-year decrease, primarily due to a decrease in New Homes revenue.
•	Apartments, the Company’s largest division, representing 87% of fourth quarter advertising revenue, grew revenue 2.7% on a year-over-year basis.
•	Adjusted EBITDA decreased 3.6% to $17.3 million, and Adjusted EBITDA margin expanded from 22.7% to 23.5%.
•

Income from continuing operations increased $29.7 million to $34.7 million, or $0.78 per common share, primarily due to the release of $29.3 million in deferred tax asset valuation allowance, partially offset by restructuring charges of $3.3 million.

•	Net income of $32.0 million, or $0.72 per share.

Full Year Highlights

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Total revenue of $304.1 million, representing a $10.7 million year-over-year decline, primarily due to decreases in New Homes and DistribuTech revenue, partially offset by a 2.4% increase in Apartments revenue.

•	Adjusted EBITDA increased 10.1% to $64.2 million, and Adjusted EBITDA margin expanded from 18.5% to 21.1%.
•	Income from continuing operations increased $104.7 million to $49.0 million, or $1.11 per common share.
•	Net income of $59.5 million, or $1.35 per share.

Adjusted EBITDA is a non-GAAP financial measure that is described, and reconciled to the corresponding GAAP measure, in the accompanying Financial Tables.

“2008 was an important transitional year for our company,” said Charles Stubbs, President and CEO of PRIMEDIA, “as we made significant progress in transforming our company into the clear leader in our search space, primarily focused on the more stable rental market verticals. We completed the divestiture of non-core businesses, relocated our corporate headquarters to Atlanta, and added and promoted leadership talent to implement a new set of strategic objectives.

“We generated relatively solid financial performance in a difficult macroeconomic environment. More importantly, we entered 2009 with a sound financial foundation, supported by strong cash flow and reasonable leverage, that is enabling us to aggressively address our challenges and opportunities.

Our financial performance and confidence in our competitive position and outlook are evidenced by our $0.07 per share regular quarterly dividend and $5.0 million share repurchase program.

“PRIMEDIA has one simple vision,” Mr. Stubbs stated, “to be the leading cross-platform provider of content to help consumers find a place to live. In the broadest terms, we have four strategic objectives that encompass our operational and financial initiatives:

•	Growing our audience by strengthening our consumer product offerings;
•	Maximizing the connections between our consumers and advertisers;
•	Growing our market share and revenue; and
•	Streamlining our cost structure.

I look forward to providing a more comprehensive view of our strategic objectives on our conference call and webcast later this morning.

“As we look ahead to 2009, we intend to continue to grow our customer count and market share in our largest business, Apartment Guide and ApartmentGuide.com, and pursue enhancements to our product portfolio and selective market and market segment expansion. We anticipate increasing our investment in search engine optimization and marketing. We also aim to aggressively grow our Rentals.com business by focusing on driving revenue growth and improving site engineering and performance, while increasing traffic primarily through search engine optimization.

“The residential real estate sales industry continues to suffer through an unprecedented collapse in demand and access to credit markets. As a result, we anticipate increasing pressure on our New Homes and DistribuTech businesses during 2009, with full year levels of percentage decline in revenue exceeding those experienced during fourth quarter 2008. We remain focused on managing costs for these businesses in accordance with anticipated levels of revenue, and managing our client relationships to best position us for opportunities as macroeconomic conditions improve.

“We have powerful brands, a strong balance sheet, a solid infrastructure and a seasoned team with a successful track record of transforming traditional print businesses, and we expect to leverage our strengths to increase our market share and enhance long-term shareholder value,” concluded Mr. Stubbs.

Fourth Quarter Revenue and Operations

Apartments -- Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com

The Apartments division, representing approximately 87% of fourth quarter 2008 advertising revenue, grew by 2.7% to $53.4 million, from $52.0 million in fourth quarter 2007. Apartment Guide and ApartmentGuide.com results were primarily driven by increased customer count and apartment community listings. Revenue from Rentals.com and RentalHouses.com increased by 0.1% compared to fourth quarter 2007.

The Apartment Guide and ApartmentGuide.com business continues to generate stable growth, driven by solid sales force execution, greater Internet utilization, new product introduction and historically normalized occupancy rates in most markets. Rentals.com and RentalHouses.com are generating revenue growth, improving site performance and increasing traffic through search engine optimization.

New Homes -- NewHomeGuide.com, AmericanHomeGuides.com

Revenue from New Homes, representing approximately 13% of fourth quarter 2008 advertising revenue, declined by 37.7% to $7.8 million, from $12.6 million in fourth quarter 2007, as the nationwide weakness in the new home sales sector and dislocation in the credit markets continued to have a significant adverse impact on this business unit. The revenue decline was primarily due to a decline in the number of new home community listings.

During 2008, the Company ceased publication of two New Home Guide Professional Editions. In early 2009, the Company announced that it was suspending additional print publications, while focusing on Internet offerings in related markets, as it continues to reduce the cost structure for this business to offset expected revenue losses. DistribuTech

DistribuTech, the Company’s print distribution operation, generated revenue of $12.2 million, compared to $14.5 million in fourth quarter 2007, a 16.3% decline. Historically, the primary function of DistribuTech has been to ensure priority placement for PRIMEDIA publications and to reduce our overall distribution costs. Revenue from third-party customers contributes to this reduction in costs. DistribuTech continues to experience a significant loss of revenue from third-party customers, particularly those who publish free resale home and automotive publications, which are scaling back or ceasing operations or providing an Internet-only product.

The Company intends to continue to reduce its cost structure for this business to offset, in part, expected revenue losses. The overall goal is to create a more efficient distribution network that is less dependent on third-party revenue by streamlining the expense structure, including through real estate consolidation and process automation, and optimizing the distribution footprint by eliminating less effective locations.

Other Fourth Quarter Financial Highlights

Operating Expenses

The decrease in Operating Expenses of 8.3% to $56.1 million was primarily driven by reductions in General and Administrative expenses, partially offset by a small increase in Distribution and Circulation expense. This reflects a post-headquarters relocation overhead structure, the elimination of associated professional fees and the initial results of various cost efficiency program initiatives. The Company expects that the bulk of the expense savings from this program will occur in 2009, and it is targeting at least $15 million in expense reductions.

Adjusted EBITDA

Adjusted EBITDA decreased 3.6% to $17.3 million, from $18.0 million in fourth quarter 2007. This decline was primarily driven by lower revenue and one-time costs associated with a $0.9 million buyout of certain retail distribution locations and General and Administrative expenses. This decline was partially offset by lower headcount, lower professional fees due to the completion of our headquarters relocation and other initiatives to reduce operating expenses. Adjusted EBITDA as a percentage of total net revenue increased to 23.5%, from 22.7% in fourth quarter 2007, despite the impact of lower revenue.

Income from Continuing Operations

Income from continuing operations increased $29.7 million to $34.7 million, from $5.0 million in fourth quarter 2007, primarily due to the release of $29.3 million in deferred tax asset valuation allowance. This increase was partially offset by the same factors described above that contributed to the decline in our Adjusted EBITDA and an increase in restructuring charges to $3.3 million from $1.3 million in fourth quarter 2007.

Net Income

Net income increased $44.6 million to $32.0 million, compared to a loss of $12.6 million in fourth quarter 2007, primarily due to the same factors described above that contributed to the growth in our Income from Continuing Operations and a $14.9 million improvement in discontinued operations due to charges associated with divestitures in 2007, partially offset by $5.0 million in litigation settlement costs.

Earnings per Share from Continuing Operations

Earnings per share from continuing operations increased $0.67 to $0.78, from $0.11 in fourth quarter 2007, primarily due to the same factors described above in Income from Continuing Operations.

Free Cash Flow and Capital Expenditures

Free cash flow was $11.7 million, compared to ($16.4) million for fourth quarter 2007. This improvement was primarily due to an increase in net cash provided by operating activities. During fourth quarter 2008, the Company invested $5.1 million in capital expenditures, compared to $4.6 million in fourth quarter 2007. Free cash flow is a non-GAAP financial measure that is described, and reconciled to the corresponding GAAP measure, in the accompanying Financial Tables.

Balance Sheet

As of December 31, 2008, the Company’s cash and cash equivalent balance increased to $31.5 million, compared to $14.7 million as of December 31, 2007. The Company had debt, net of cash, of $230.3 million at December 31, 2008, compared to $238.1 million at December 31, 2007.

Dividend

The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on March 31, 2009, to stockholders of record on March 23, 2009. The Company currently expects to continue to pay a regular quarterly dividend.

Conference Call

The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern Time. The call can be accessed live over the phone by dialing 1-800-762-8779, or for international callers, 1-480-248-5081. The passcode is 4012540. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-800-406-7325 in the U.S. or 1-303-590-3030, if you are outside the U.S. The replay ID is 4012540. The recorded version will be available shortly after the completion of the call until midnight, Eastern Time, March 19, 2009.

About PRIMEDIA Inc.

PRIMEDIA Inc. helps millions of consumers nationwide find a place to live through its innovative print, Internet and mobile solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, Rentals.com and NewHomeGuide.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property managers, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements

This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, general economic trends and conditions and, in particular, continued negative trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry; changes in technology and competition; the implementation and results of the Company’s ongoing strategic initiatives; the demand by customers for the Company’s premium services; expenses or adverse results from litigation; increases in paper costs; and inability to maintain the New York Stock Exchange’s continued listing standards for the Company’s common stock. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of March 12, 2009. The Company undertakes no duty to update or otherwise revise the information contained in this release.

All product names are trademarks and/or registered trademarks of PRIMEDIA Inc.

© PRIMEDIA Inc. 2009. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in millions, except per share amounts)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)
	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2008		2007		2008		2007

Revenue, Net:
Apartments	$53.4		$52.0		$211.4		$206.4
New Homes	7.8		12.6		39.3		50.8
Total Advertising Revenue	61.2		64.6		250.7		257.2
Distribution	12.2		14.5		53.4		57.6
Total Revenue, Net	$73.4		$79.1		$304.1		$314.8

Cost of Goods Sold	$7.4		$8.3		$32.3		$34.7
Marketing and Selling	18.0		18.1		75.4		81.1
Distribution and Circulation	21.1		20.9		85.1		83.6
General and Administrative Expenses	9.6		13.8		47.1		57.2
Total Operating Expenses	$56.1		$61.1		$239.9		$256.6

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (A) (Adjusted EBITDA) (B)	$17.3		$18.0		$64.2		$58.2

Depreciation and Amortization of Property and Equipment	(4.1)		(3.3)		(14.5)		(12.6)
Amortization of Intangible Assets	(0.8)		(0.9)		(2.9)		(3.5)
Non-Cash Compensation	(0.8)		0.1		(2.1)		(0.5)
Provision for Restructuring Costs	(3.3)		(1.3)		(5.3)		(10.5)
Interest Expense	(4.8)		(5.5)		(19.3)		(77.7)	(G)
Amortization of Deferred Financing Costs	(0.2)		(0.2)		(0.9)		(1.7)
Other Income (Expense), Net	2.0		1.2		2.8		(40.1)	(G)
Income (Loss) Before Benefit (Provision) for Income Taxes	5.3		8.1		22.0		(88.4)

Benefit (Provision) for Income Taxes	29.4	(C)	(3.1)		27.0	(C)	32.7

Income (Loss) from Continuing Operations	34.7		5.0		49.0		(55.7)

Discontinued Operations	(2.7)	(D), (E)	(17.6)	(D)	10.5	(D), (E)	547.1	(D), (F)
Net Income (Loss)	$32.0		$(12.6)		$59.5		$491.4
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.78		$0.11		$1.11		$(1.26)
Discontinued Operations	(0.06)		(0.40)		0.24		12.40
Net Income (Loss)	$0.72		$(0.29)		$1.35		$11.14

Basic Common Shares Outstanding (weighted-average)	44,184,134		44,152,950		44,176,398		44,118,943

Diluted Common Shares Outstanding (weighted-average)	44,208,750		44,259,053		44,197,590		44,118,943

Capital Expenditures, net (excluding acquisitions)	$5.1		$4.6		$13.0		$20.4

Balance Sheet Data

	At December 31,
	2008		2007

Cash and cash equivalents	$31.5		$14.7
Long-term debt, including current maturities	$261.8		$252.8
Common shares outstanding	44,188,550		44,165,450

Reconciliation of Free Cash Flow to Cash Provided by (Used In) Operating Activities

	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007

Net cash provided by (used in) operating activities	$17.0	$(11.8)	$21.1	$(45.5)

Additions to property, equipment and other (excluding acquisitions)	(5.1)	(4.6)	(13.0)	(20.4)
Capital lease payments	(0.2)	-	(0.5)	(0.7)

Free Cash Flow (H)	$11.7	$(16.4)	$7.6	$(66.6)

Supplemental information:

Cash paid for interest, including interest on capital and restructured leases	$4.7	$5.6	$19.3	$90.0

Cash paid for taxes (net of refunds received)	$(3.7)	$24.2	$7.7	$41.8

(A) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(B) Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other. The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies."

(C) Includes a $29.3 million release of deferred tax asset valuation allowance.

(D) Includes gain/(loss) on sale of business, net of estimated tax, of $(0.1) million and $24.7 million for the three months ended December 31, 2008 and 2007, respectively, and $2.0 million and $459.1 million for the twelve months ended December 31, 2008 and 2007, respectively.

(E) For the three and twelve months ended December 31, 2008, the Company recognized an estimated tax benefit of $3.6 million and $20.5 million, respectively, in discontinued operations, primarily as a result of its ability to carry back a projected 2008 net operating loss (for tax purposes) against taxes paid on a portion of the 2007 gain on divestures of certain subsidiaries.

(F) In the first quarter of 2007, the Company recorded tax benefits of approximately $61.0 million related to its Enthusiast Media ("PEM") segment. These benefits, which were recorded as a component of discontinued operations, represent the tax consequences of the recharacterization of certain indefinite-lived intangible assets to definite-lived in connection with the classification of PEM business as held for sale, and were recorded when it became apparent that certain taxable temporary differences would reverse.

(G) During the third quarter of 2007, the Company repaid all $492.5 million of its term loan, redeemed all $410.0 million of its 8 7/8% Senior Notes due 2011, redeemed $292.2 million of its 8.00% Senior Notes due 2013 and redeemed all $122.5 million of its Senior Floating Rate Notes due 2010. In addition, on August 1, 2007, the Company completed the financing for a $350.0 million senior secured bank credit facility, consisting of a $100.0 million revolving loan facility and a $250.0 million Term Loan B. During the second quarter of 2008, the Company redeemed the remaining $2.6 million of its 8.00% Senior Notes due 2013. In addition, Other income (expense), net includes a loss on the redemption of debt of approximately $44.3.

(H) Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property, equipment and other (excluding acquisitions), and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources. The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies."